JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 11, 1999.


                         /s/ Paul G. Allen
                         --------------------------------------
                         Paul G. Allen


                          VULCAN VENTURES INCORPORATED



                           By:  /s/ William D. Savoy
                                --------------------------------
                                William D. Savoy, Vice President